Acquisition Agreement

This Acquisition Agreement, dated as of 12 July 2002, is by and between MetaSource Systems, a Delaware company, hereinafter called "MSS"; and the Acquired Company's stockholders, hereinafter called the "Stockholders", as listed in Appendix A.

1.     Acquisition
       All of PFA Research's, company number 2638871, (the Acquired Company), shares shall be acquired by MSS in exchange solely for an amount of common stock of MSS (the "Exchange Shares") as hereinafter defined. As of the Closing Date, hereinafter defined in Article 5, the Exchange Shares will be issued to the Stockholders on a pro rata basis of share ownership of the Acquired Company.
       MSS, the Acquired Company and the Stockholders agree that all of the Exchange Shares shall be exchanged for the Acquired Company shares based on the following formula: the net equity, as defined hereafter, of the Acquired Company's freehold property located at 7 Lower Bore Street, Bodmin, Cornwall, UK, PL31 2JR, and the average of 5 times calendar year 2000 Acquired Company net earnings and 5 times calendar year 2001 Acquired Company net earnings and 5 times Acquired Company net earnings for the period beginning July 1, 2002 and ending June 30, 2003, where net earnings are calculated in a method acceptable to the MSS auditor, based on the average trading price (defined hereinafter) of MSS common stock on the first day of public trading of MSS shares after MSS merges with a public company. Net equity shall be defined as the assessed market value of the freehold property, as determined in a written assessment performed by a qualified assessment firm, less the amount of the building loan as reported on the Acquired Company's balance sheet submitted after audit by the MSS auditor. The average trading price of MSS shares will be calculated as the average of high, low and closing prices on the first day of public trading as reported on finance.yahoo.com, with the average trading price not to exceed $5.50. All Exchange Shares will be held in escrow by MSS for a period of one year from the Closing Date. Within 60 days of June 30, 2003, additional shares will be added according to the formula above if Acquired Company net earnings for the period beginning July 1, 2002 and ending June 30, 2003 are greater than the average of calendar year 2000 Acquired Company earnings and calendar year 2001 Acquired Company earnings. If Acquired Company net earnings for the period beginning July 1, 2002 and ending June 30, 2003 are less than the average of calendar year 2000 Acquired Company earnings and calendar year 2001 Acquired Company earnings, the appropriate Exchange Shares will be subtracted according to the formula above. The Exchange Shares held in escrow by MSS will secure and indemnify MSS against a breach of warranties detailed hereinafter in Article 3 of this Agreement. In the event of an alleged breach of the warranties detailed in Article 3, MSS and the Stockholders will negotiate in a timely manner a reduction in the number of Exchange Shares which are to be issued to Stockholders as compensation to MSS for such breach. In the event such negotiations do



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       not produce an agreed upon reduction in the number of Exchange Shares,
       MSS and the Stockholders agree to submit the dispute to the American Arbitration Association (AAA) no later than one year from the date the breach was discovered. Excluding any Exchange Shares used as loan collateral, at the end of one year from the Closing Date, the Stockholders will be fully vested in the Exchange Shares less any amount forfeited, disputed, agreed upon or resolved by the AAA for forfeiture due to alleged breach of warranties described in Article 3. Resolution of claims by the AAA will be binding on MSS, the Acquired Company and the Stockholders.

2.     Delivery of Acquired Company Shares
       On the Closing Date, the Stockholders will deliver to MSS certificates representing their Acquired Company shares duly endorsed with signatures guaranteed and with documentary stamps affixed at the Stockholders' expense so as to make MSS the sole owner thereof, free and clear of all claims and encumbrances.
       Delivery will be made at 7 Lower Bore Street, Bodmin, Cornwall, UK,
       PL31 2JR

3.     Representations of Stockholders and the Acquired Company
       The Stockholders warrant to MSS as follows:

       a) As of the Closing Date, the Stockholders will be the sole owners of the Acquired Company shares appearing of record in their names; such shares will be free from claims, liens or other encumbrances.

       b) The Acquired Company shares will constitute validly issued shares of the Acquired Company which are fully paid and nonassessable.

       c) As of the Closing Date, there will be 30,000 of the Acquired Company's stock issued and outstanding. There are no options, warrants, convertible or other securities, calls, commitments, conversion privileges, preemptive rights or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any of the Acquired Company's share capital or any security convertible into or exchangeable for any shares of the Acquired Company's capital stock or obligating the Acquired Company to grant, issue, extend, or enter into, any such option, warrant, convertible or other security, call, commitment, conversion privilege, preemptive right or other right or agreement ("Interests"). The Company has no liability for any dividends accrued but unpaid. No Acquired Company shares are reserved for issuance under any stock purchase, stock option or other benefit plan.



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       d)    The financial statements of the Acquired Company, as of December
             31, 2001, which will be delivered to MSS prior to the Closing Date, show a true and fair view of the financial condition of the Acquired Company as of that date in accordance with generally accepted accounting principles practiced in England; there are no material liabilities, either fixed or contingent, not reflected in such financial statements other than contracts of obligations in the usual course of business; and no such contracts or obligations in the usual course of business are liens or other liabilities which, if disclosed, would alter substantially the financial condition of the Acquired Company as reflected in such financial statements.

       e) Since December 31, 2001 there have not been, and prior to the Closing Date there will not be, any material changes in the financial condition of the Acquired Company, except changes arising in the ordinary course of business.

       f)    Intellectual Property

             i) The Acquired Company owns, or has the irrevocable right to use, sell or license all of its Intellectual Property Rights (as defined below, the "IP Rights"), necessary or required for the conduct of its business as presently conducted, and such rights to use, sell, or license are sufficient for such conduct of its business;
             ii) The Acquired Company is the legal and beneficial owner of all its IP Rights;
             iii) Any and all intellectual property held by the Acquired Company is owned outright, free and clear of any claims, liens, security interests, mortgages, encumbrances or obligations by the Acquired Company;
             iv) The Acquired Company is currently taking reasonable and practicable steps designed to protect, preserve, and maintain the secrecy and confidentiality of all material Acquired Company IP Rights and all of Acquired Company's proprietary rights therein;
             v) All officers, employees, agents, and consultants of the Acquired Company having access to proprietary information agree not to disclose such information to any third parties. IP Rights, as used herein, means, collectively, all worldwide industrial and intellectual property rights, including but not limited to patents, patent applications, patent rights, trademarks, trademark applications, trade names, trade dress, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, inventions, trade secrets, know-how, customer lists, proprietary processes and formulae, manuals, memoranda and records.



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       g)    The Acquired Company is not involved in any litigation or
             governmental investigation or proceeding not reflected in the Acquired Company's financial statements or otherwise disclosed in writing to MSS, and to the knowledge of the Stockholders, no litigation or governmental investigation or proceeding is threatened against the Acquired Company.
       h) As of the Closing Date, the Acquired Company will be in good standing as an English Company.
       i) As of the Closing Date, the Acquired Company will have in effect all fire, casualty and liability and other relevant insurance policies usual for a company carrying on a similar business.
       j) There will be no dividends of the Acquired Company declared and unpaid on any shares of any class of capital stock as of the Closing Date.
       k) Prior to the Closing Date, the Acquired Company will not make or become a party to any contract or commitment, or renew, extend, amend or modify any contract or commitment, except in the ordinary course of business.
       l) The Stockholders and representatives signing on behalf of Acquired Company are duly authorized to execute this agreement.

4.     Representations of MSS
       MSS warrants as follows:

       a) As of the Closing Date, the Exchange Shares to be delivered to the Stockholders will constitute valid and legally issued shares of MSS, fully paid and non assessable.

       b) The officers of MSS executing this Agreement are duly authorized to execute this Agreement.

       c) MSS is not involved in any pending litigation or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in writing to the Stockholders.

       d) As of the Closing Date, MSS undertakes to the Stockholders that it will be in good standing as a Delaware corporation.


5.     Closing Date

       The Closing Date of this transaction will be no later than 60 days from the date MSS begins trading as a listed security on the Nasdaq, Over the Counter Bulletin Board, or other quotation service. Until such date shares will not be exchanged.



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6.     Prohibited Acts

       From the date this Agreement is executed to the Closing Date, the Stockholders and principals of Acquired Company will not permit the Acquired Company to do any of the following:

       a) Declare or pay any dividends or other distributions on its stock or purchase or redeem any of its stock;

       b) Issue any stock or other securities, including any right or option to purchase or otherwise acquire any of its stock, or issue any notes or other evidences of indebtedness not in the usual course of business.

       c) Make capital expenditures in excess of that made in the normal course of business, except with the consent of MSS.

7.     Limitation on Claim

       The aggregate amount of the liability of the Stockholders for all claims under this Agreement shall not in any event exceed (pound)270, 000. The Stockholders shall not be liable for any claim under this Agreement unless they receive from MSS written notice containing reasonable details of the nature of the claim in question as soon as practicable after MSS has become aware of the same and in any event by or before the first anniversary of the date of this Agreement.
       This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement and in respect of any other documents referred to in this Agreement and MSS:

       (a) irrevocably and unconditionally waives any right it may have to rescind this Agreement and/or claim damages for any breach of warranty or untrue representation, undertaking or statement of fact or opinion made to him prior to the date hereof in connection with the subject matter of this Agreement or the Acquired Company which is not contained in this Agreement;

       (b) agrees that the liability of the Stockholders under the warranties is in lieu of and in substitution for any liability of to MSS under any other head of loss that could arise in respect of any facts stated in the warranties; and

       (c) agrees that MSS has not been induced to enter into this Agreement by any representation warranty or assurance other than those contained herein provided always that this clause shall not seek to exclude or restrict the liability of the Stockholders for fraudulent misrepresentation.

8.     Loan against MSS shares

       MSS will loan three and one-half (3.5)% of the preliminary valuation of the Acquired Company in cash, within 10 days of the merger, to Gil Patrick. Gil Patrick will place $14,000 worth of MSS shares he owns as collateral for this loan, based on the average trading price of MSS



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       shares defined in article 1. The loan will repaid by Gil Patrick to MSS in full by the due date, as defined hereafter. The due date shall be the earlier of (i) two years and one day from the date MSS files a certificate of merger effectuating a merger with a publicly traded company or (ii) two years and one day from the date that MSS files a certificate of merger effectuating a merger with a wholly-owned subsidiary of a public company. At the discretion of Gil Patrick, MSS will sell up to seventeen and one-half (17.5)% of MSS shares owned by Gil Patrick upon execution of a secondary offering, based on the expected MSS share price in the secondary offering, not to exceed two-and-one-half (2.5)% of the secondary offering.

       MSS will loan one and one-half (1.5)% of the preliminary valuation of the Acquired Company in cash, within 10 days of the merger, to Rachel Risely. Rachel Risely will place $6,000 worth of MSS shares she owns as collateral for this loan, based on the average trading price of MSS shares defined in article 1. The loan will repaid by Rachel Risely to MSS in full by the due date, as defined in this article 8. At the discretion of Rachel Risely, MSS will sell up to seven and one-half (7.5)% of MSS shares owned by Rachel Risely upon execution of a secondary offering, based on the expected MSS share price in the secondary offering, not to exceed two-and-one-half (2.5)% of the secondary offering.

9.     Delivery of Records

       The Stockholders and Acquired Company agree that on or before the Closing Date they will cause to be delivered to MSS such corporate records or other documents as MSS may reasonably request in order to effectuate the transaction contemplated by this Agreement.

10.    Dilution of Shares

       The Stockholders consent and acknowledge that MSS may authorize and/or issue additional common shares, preferred shares, or warrants to purchase common shares of MSS prior to, at or subsequent to the Closing Date. The Stockholders acknowledge that Exchange Shares held by the Stockholders may experience a dilution in their percentage of ownership in MSS as a result of issuance by MSS of additional shares.

11.    Tax-Free Reorganization

       The transactions contemplated herein shall be treated as a tax-free plan of reorganization under Section 368(a) of the Internal Revenue Code, the Exchange Shares issued in this transaction will be issued solely in exchange for the Acquired Company shares held by the Stockholders, and no other transaction shall be an adjustment to the consideration between the parties to this Agreement for the transactions contemplated herein. Further, no consideration which would constitute "other property" within the meaning of Section 356(a) of the Internal Revenue Code is being




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       transferred by the parties as consideration pursuant to this Agreement.
       The parties shall not take a position on any tax return or before any taxing authority that is inconsistent with this Article 11, unless otherwise required by a final and binding judicial or governmental determination of competent jurisdiction. Neither MSS nor the Acquired Company represents or warrants that the transactions contemplated herein will qualify as a reorganization under the Internal Revenue Code.

12.    Good and Marketable Title

       After acquiring the Acquired Company, MSS shall have good and marketable title and/or licenses or rights to use all of the Acquired Company's tangible and intangible assets including, but not limited to, intellectual properties necessary or required to successfully develop and commercially exploit the Acquired Company's business.


13.    Acquisition Intent of Shareholders

       Stockholders are acquiring the MSS shares for their own accounts and not with an intention of distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended ("Securities Act"). Each of the Stockholders represents and confirms to MSS that he or she (i) is an accredited investor within the meaning of Rule 501(a) pursuant to the Securities Act or, if not such an accredited investor, has, alone or together with a purchaser representative within the meaning of Rule 501(h) pursuant to the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the MSS's securities; (ii) is aware of the limits on resale of the Exchange Shares imposed because of the nature of the transactions contemplated herein, including, but not limited to, restrictions specified by Rule 144 promulgated by Regulation S promulgated by the Securities and Exchange Commission; and (iii) is receiving the Exchange Shares without registration pursuant to the Securities Act, in reliance on the exemption from registration specified in Regulation S promulgated by the Securities and Exchange Commission for investment, and without any intent to sell, resell, or otherwise distribute the Exchange Shares in any manner that is in violation of the Securities Act. The certificates representing the Exchange Shares, when delivered to the Stockholders, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities, and may have placed upon them the following legend:


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       THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES
       ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION,
       (2) BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE") WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1),
       (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE SURVIVING CORPORATION'S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE SURVIVING CORPORATION AND IN THE CASE OF THE FOREGOING CLAUSE (D), A CERTIFICATE OF TRANSFER (A FORM OF WHICH MAY BE OBTAINED FROM THE SURVIVING CORPORATION) COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE SURVIVING CORPORATION. HEDGING TRANSACTIONS WITH REGARD TO THIS SECURITY MAY NOT BE CONDUCTED BY THE HOLDER HEREOF UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION", "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

       Each Stockholder agrees not to attempt any transfer of any of the MSS shares without first complying with the substance of that legend and agrees that the satisfaction of MSS may, if MSS so requests, depend in part upon an opinion of counsel acceptable in form and substance to MSS, a no-action letter of the United States Securities and Exchange Commission, or equivalent evidence. Each of the Stockholders acknowledges, without limitation, that the foregoing agreement and representation shall apply to the MSS shares issued to such Stockholders.



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14.    Notices

       Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party to whom addressed, if mailed, postage prepaid, united states certified mail, to the following addresses:


       MetaSource Systems, Inc.
       40 Exchange Place, Suite 1607
       New York, NY 10005
       Attention of Courtney Smith, President

       Stockholders: c/o
       G&I Chisholm
       Bree Shute Corut
       Bodmin
       Cornwall, PL31 2JE
       (Attention:  Ian Chisholm)

       If to Acquired Company:
       PFA Research Ltd
       7 Lower Bore Street
       Bodmin
       Cornwall
       PL31 2JR

15.    Successors

       This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

16.    Indemnification

       The Stockholders shall save MSS and MSS's agents, including its attorneys, auditors, officers and directors harmless from and against and shall indemnify MSS for any liability, loss, costs, expenses, or damages howsoever caused by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to property by reason of any act, neglect, default or omission of



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       Acquired Company or any of Acquired Company's agents, employees, or other representatives, committed prior to the subject acquisition, and the Stockholders shall pay all amounts to be paid or discharged in case of an action or any such damages or injuries. If MSS is sued in any court for damages by reason of any of the acts of Acquired Company or its Stockholders, Stockholders or such other party shall defend the resulting action (or cause same to be defended) at Stockholder's expense and shall pay and discharge any judgment that may be rendered in any such action;
       if the Stockholders fail or neglect to so defend in such action, MSS may defend such action and any expenses, including reasonable attorneys' fees, which MSS may pay or incur in defending such action and the amount of any judgment which MSS may be required to pay shall be promptly reimbursed by the Stockholders upon demand by MSS.

17.    Governing Law

       This agreement shall be construed and interpreted in accordance with the laws of England and Wales without regard to its provisions concerning choice of laws or choice of forum. The parties hereby irrevocably submit themselves to the non-exclusive jurisdiction of England and Wales and agree and consent that services of process may be made upon it in any legal proceedings relating hereto by any means allowed under English law.





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       Executed in multiple counterparts, each of which shall be deemed a duplicate original, as of the date first above written.


       MetaSource Systems, Inc.


       Corporate seal
       Attest:                                 by:    /s/ Courtney Smith
                                                      -------------------------
                                                         Courtney Smith

                                               Date: ___________________________

       /s/ Annie Patrick
       ------------------------------------
       Secretary



       /s/ G M Patrick
       ------------------------------------



       /s/ R Risely
       ------------------------------------

                                   Appendix A


Shares Outstanding of Company:   30,000 in PFA Research Ltd
Shares Held in Treasury:  Zero
Stockholders of Record:
Name:  Gilbert Martin Patrick                    Shares Owned:  21,000
Name:  Rachel Risely                             Shares Owned:  9,000
Name:                                            Shares Owned: